Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-233718 and 333-261944 of Form S-8, of Emmaus Life Sciences, Inc. of our report dated July 2, 2024, before the effects of the adjustments to retrospectively apply the changes in presentation of the Company’s segments disclosure described in Note 2, relating to the consolidated financial statements of Emmaus Life Sciences, Inc. and subsidiaries for the year ended December 31, 2023, which appears in this Annual Report on Form 10-K.

/s/ BAKER TILLY US, LLP

Irvine, California

April 14, 2025